EXHIBIT 99.1

American National Announces Third Quarter Results

GALVESTON, Texas, Oct. 30, 2017 (GLOBE NEWSWIRE) -- American National Insurance Company (Nasdaq:ANAT) announced a 23.6% increase in third quarter net income to $73.3 million or $2.72 per diluted share, from net income for the same period of 2016 of $59.3 million or $2.20 per diluted share. Book value per diluted share increased to $180.79 at September 30, 2017, a 4.8% increase from $172.51 at December 31, 2016.

Third quarter after-tax operating income, which excludes realized investment earnings, increased to $42.3 million or $1.57 per diluted share compared to $27.3 million or $1.01 per diluted share for the same period of 2016. Third quarter earnings increased in all insurance segments compared to the same period in 2016. Life earnings improved due to increased premiums and lower policyholder benefit payments. Operating earnings from our property and casualty insurance segment increased, despite significant catastrophic weather activity during the quarter, as a result of increased premiums and improved performance of our personal and commercial lines of business.

After-tax realized investment earnings for the third quarter of 2017 were comparable with the prior year at $31.0 million or $1.15 per diluted share compared to $31.9 million or $1.19 per diluted share for the same period in 2016. Realized investment earnings are comprised of realized investment gains, equity in earnings of unconsolidated affiliates and income from non-controlling interests.

Net income for the nine months ended September 30, 2017 was $149.1 million, an increase of 23.0% from the same period of 2016, due to higher operating income, including investment income on a larger asset base, and higher realized investment earnings. Life insurance in force continued to grow, surpassing the $100 billion milestone. Stockholders’ equity totaled $4.9 billion at September 30, 2017, a 4.8% increase from December 31, 2016.

Third Quarter 2017 Highlights:

  Net income at $73.3 million, a $14.0 million increase over prior-year quarter
  Stockholders’ equity increased $222.0 million from December 31, 2016
  Book value per diluted share at quarter-end was $180.79, an increase of $8.28 from December 31, 2016
  Total premiums and other revenues, at $872.8 million, increased $49.6 million over prior-year quarter
  Total life insurance in force reached $101.0 billion at September 30, 2017

American National Insurance Company COMPARATIVE OPERATIONAL HIGHLIGHTS Compiled on a GAAP basis (Preliminary & Unaudited)*

	Quarters Ended September 30,		Nine Months Ended September 30,

	2017	2016	2017	2016

Revenues	$872,750,000	$823,142,000	$2,486,640,000	$2,388,560,000
After-tax earnings:
Operating income **	$42,263,000	$27,344,000	$91,822,000	$80,419,000
Realized investment earnings **	31,006,000	31,945,000	57,246,000	40,811,000
Net income	$73,269,000	$59,289,000	$149,068,000	$121,230,000

Per diluted share earnings:
Operating income **	$1.57	$1.01	$3.41	$2.98
Realized investment earnings **	1.15	1.19	2.12	1.52
Net income	$2.72	$2.20	$5.53	$4.50

Weighted average number of diluted shares upon which computations are based	26,958,664	26,967,331	26,959,227	26,966,387

		As of
		September 30, 2017	December 31, 2016

Book value per diluted share		$180.79	$172.51

* Results are preliminary and unaudited. American National expects to timely file its Form 10-Q in November.
** Operating income excludes realized investment earnings, which is comprised of realized investment gains, equity in earnings of unconsolidated affiliates, and income from non-controlling interests, after-tax. Net income is the sum of operating income and realized investment earnings.

American National is a family of companies that has, on a consolidated GAAP basis, $25.9 billion in assets, $21.0 billion in liabilities and $4.9 billion in stockholders’ equity. American National, founded in 1905 and headquartered in Galveston, Texas, and its subsidiaries offer a broad line of products and services, which include life insurance, annuities, health insurance, credit insurance, pension products and property and casualty insurance. The American National companies operate in all 50 states. Major insurance subsidiaries include American National Life Insurance Company of Texas, American National Life Insurance Company of New York, American National Property and Casualty Company, Garden State Life Insurance Company, Standard Life and Accident Insurance Company, Farm Family Life Insurance Company, Farm Family Casualty Insurance Company and United Farm Family Insurance Company.

American National Insurance Company, the parent company, has been assigned an ‘A’ rating by A.M. Best Company and an ‘A’ rating by Standard & Poor’s, both of which are nationally recognized rating agencies, and is licensed to conduct the business of insurance in all states except New York.

For more information, including company news and investor relations information, visit the company’s web site at www.AmericanNational.com.

Contact: Timothy A. Walsh (409) 766-6553